Prospectus Supplement No. 1 (to Prospectus dated April 23, 2010)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-162582
ALEXZA PHARMACEUTICALS, INC.
Common Stock
     This Prospectus Supplement No. 1 supplements and amends the prospectus dated April 23, 2010 (the “Prospectus”) that forms a part of our Registration Statement on Form S-3 (Registration No. 333-162582), relating to the to the offer and sale of up to 15,403,324 shares of our common stock, which includes up to 7,296,312 shares of our common stock issuable upon the exercise of warrants, by the selling stockholders listed on page 6 of the Prospectus, including their donees, pledgees, transferees or other successors-in-interest. We will not receive any proceeds from any resale of the shares of common stock being offered by the Prospectus and this prospectus supplement. We will, however, receive the net proceeds of any warrants exercised for cash.
     This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.
     Our common stock is traded on the Nasdaq Global Market under the trading symbol “ALXA.” On October 25, 2010, the last reported sale price of our common stock was $1.24 per share.
     Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties incorporated by reference into the Prospectus under the heading “Risk Factors” contained on page 4 of the Prospectus, and under similar headings in the other documents that are filed after the date of the Prospectus and incorporated by reference therein.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.
     We are filing this prospectus supplement to reflect the transfer by The Biotech Growth Trust PLC of a warrant and the 540,000 shares of common stock registered for such entity that are issuable upon exercise of such warrant, pursuant to the Prospectus, effective October 22, 2010, to OTA LLC. This prospectus supplement does not impact any other selling stockholders set forth in the table appearing under the caption “Selling Stockholders” on page 6 of the Prospectus, which we refer to herein as the Selling Stockholder Table.
     The Selling Stockholder Table is hereby amended and supplemented by (i) deleting the references therein to The Biotech Growth Trust PLC and the shares held by such entity as well as the contents of footnote (23) and by (ii) adding the selling stockholder identified in the table below and the related footnote set forth below. For purposes of this prospectus supplement, the applicable percentage of ownership in the table below is based upon (x) an aggregate of 59,637,842 shares of our common stock issued and outstanding as of October 22, 2010 and (2) the 540,000 shares of common stock issuable to selling stockholders upon exercise of the warrant.

	Number of Shares of		Number of Shares of
	Common Stock	Maximum Number of	Common Stock	Percentage
	Beneficially Owned	Shares of Common	Beneficially Owned	Ownership After
Selling Stockholder	Before the Offering	Stock to be Offered	After the Offering	Offering
OTA LLC(29)	540,000	540,000	—	*

*	Less than 1%.
(29)	Ownership is based upon information provided by the OTA LLC on October 19, 2010. The percentages of shares owned after the offering is based on 59,637,842 shares of our common stock outstanding as of October 22, 2010, including the shares of common stock covered hereby. In calculating the ownership percentage for the selling stockholder, the shares of common stock issuable upon exercise of the warrant owned by such selling stockholder are included in the denominator of the shares outstanding for that selling stockholder. Ira M. Leventhal serves as a Senior Managing Director of OTA LLC and has voting and investment power with respect to the securities held by OTA LLC.
The date of this prospectus supplement is October 26, 2010